Exhibit 99.33

Consolidating Balance Sheet (Unaudited) (a)

As of December 31, 2012

	Swift Transportation Company	Central Refrigerated Transportation, Inc. (b)	Intercompany Elimination Entries	Total (recast)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$53,596	$—	$—	$53,596
Restricted cash	51,678	—	—	51,678
Restricted fixed maturity securities, held to maturity, amortized cost	22,275	—	—	22,275
Accounts receivable, net	338,724	54,703	(657)	392,770
Equipment sales receivable	563	—	—	563
Income tax refund receivable	10,046	—	—	10,046
Inventories and supplies	15,678	1,846	—	17,524
Assets held for sale	31,544	—	—	31,544
Prepaid taxes, licenses, insurance and other	47,241	11,662	—	58,903
Deferred income taxes	98,235	—	—	98,235
Current portion of notes receivable	4,957	—	—	4,957

Total current assets	674,537	68,211	(657)	742,091

Property and equipment, at cost:
Revenue and service equipment	1,740,456	123,178	—	1,863,634
Land	112,587	7,855	—	120,442
Facilities and improvements	234,996	15,820	—	250,816
Furniture and office equipment	43,578	7,762	—	51,340

Total property and equipment	2,131,617	154,615	—	2,286,232
Less: accumulated depreciation and amortization	819,803	68,893	—	888,696

Net property and equipment	1,311,814	85,722	—	1,397,536

Other assets	59,010	6,627	(100)	65,537
Intangible assets, net	333,561	—	—	333,561
Goodwill	253,256	—	—	253,256

Total assets	$2,632,178	$160,560	$(757)	$2,791,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,070	$10,331	$(27)	113,374
Accrued liabilities	96,439	11,963	(630)	107,772
Current portion of claims accruals	74,070	12,517	—	86,587
Current portion of long-term debt and obligations under capital leases, less current portion	47,495	26,002	—	73,497
Fair value of guarantees	366	—	—	366
Current portion of interest rate swaps	1,853	—	—	1,853

Total current liabilities	323,293	60,813	(657)	383,449

Revolving line of credit—noncurrent	—	2,531	—	2,531
Long-term debt and obligations under capital leases, less current portion	1,323,539	33,562	—	1,357,101
Claims accrual, less current portion	98,919	—	—	98,919
Fair value of interest rate swaps, less current portion	11,159	338	—	11,497
Deferred income taxes	441,157	224	—	441,381
Securitization of accounts receivable	204,000	—	—	204,000
Other liabilities	—	2,899	—	2,899

Total liabilities	2,402,067	100,367	(657)	2,501,777

Stockholders’ equity:
Common stock and additional paid in capital	897,971	24,252	—	922,223
(Accumulated deficit) retained earnings	(660,168)	58,391	—	(601,777)
Stockholder loan receivable	—	(22,142)	—	(22,142)
Accumulated other comprehensive loss	(7,894)	(308)	—	(8,202)
Noncontrolling interest	202	—	(100)	102

Total stockholders’ equity	230,111	60,193	(100)	290,204

Total liabilities and stockholders’ equity	$2,632,178	$160,560	$(757)	$2,791,981

(a)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement (“SPA”) with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above consolidating balance sheet as of December 31, 2012 reflects the combination of the entities as if the Acquisition was effective on January 1, 2012.
(b)	Certain amounts have been reclassified to conform with current presentation.